Exhibit 99.21

Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043	Main 650 253.0000 Fax 650 253.0001 www.google.com

February 7, 2012

To the Persons listed on Exhibit A hereto:

Re: Interest Notice

Ladies and Gentlemen:

Reference is made to that certain Strategic Investor Agreement dated as of November 28,2008 by and among Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc. (“Google”), TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC and BHN Spectrum Investments, LLC (the “SIG Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the SIG Agreement.

Pursuant to Section 5(a) of the SIG Agreement, Google hereby notifies you that it intends to sell up to 29,411,765 shares of Class A Common Stock of Clearwire Corporation (the “Shares”) at $1.60 per share in a cash transaction pursuant to one or more Open Market Transfers.

Pursuant to Section 5(a) of the SIG Agreement, each other Investor shall have five (5) Business Days from receipt of this Interest Notice to notify Google of its election to purchase all or any portion of the Shares in accordance with the terms and conditions of this Interest Notice and the SIG Agreement.

Google also requests that you waive certain rights under the SIG Agreement and the Equityholders’ Agreement with respect to the above-referenced proposed sale. By execution of this letter, the undersigned hereby waives its right of fist offer pursuant to Section 5(a) of the SIG Agreement and further waives application of Section 3.3(c)(ii)(B) of the Equityholders’ Agreement with respect to the above-referenced proposed sales, provided that Google effects such sales prior to March 31, 2012 and in accordance with applicable laws. Please send the executed copy of this letter and/or any notices relating hereto to Jennifer L. Kercher by email at jkercher@google.com or by facsimile at 650-887-1790.

GOOGLE INC.

By:	/s/ Katherine Stephens
Katherine Stephens
Assistant Secretary

INVESTOR

By:
Name:
Title:

Exhibit A

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, Pennsylvania 19103

Attention: Chief Financial Officer

Facsimile No.: (215) 286-1240

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Facsimile No.: (215) 286-7794

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

Facsimile No.: (212) 701-5156

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Attn.: General Counsel

Facsimile No.: (704) 973-6201

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:	Matthew W. Abbott

Robert B. Schumer

Facsimile No.: (212) 757-3990

Bright House Networks, LLC

c/o Advance/Newhouse Partnership

5000 Campuswood Drive

East Syracuse, NY 13057

Attn: Leo Cloutier

Facsimile No.: (315) 438-4643

Sabin, Bermant & Gould LLP

Four Times Square

New York, NY 10036

Attn: Arthur J. Steinhauer, Esq.

Facsimile No.: (212) 381-7218